Filed Pursuant to Rule 424(b)(3)
File Number 333-133393

PROSPECTUS SUPPLEMENT NO. 3
to Prospectus declared
effective on June 14, 2006
(Registration No. 333-133393)
WINMARK CORPORATION

This Prospectus Supplement No. 3 supplements our Prospectus declared effective June 14, 2006 (as previously supplemented by the prospectus supplements dated July 13, 2006 and August 11, 2006, collectively, the “Prospectus”).

You should read this Prospectus Supplement No. 3 together with the Prospectus.

On August 18, 2006, we filed with the U.S. Securities and Exchange Commission the Current Report on Form 8-K.

The information contained herein, including the information attached hereto, supplements and supersedes, in part, the information contained in the Prospectus.  This Prospectus Supplement No. 3 should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 3 supersedes the information contained in the Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 3 is August 18, 2006.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  August 15, 2006

Winmark Corporation

(Exact Name of Registrant as Specified in Its Charter)

Minnesota

(State or Other Jurisdiction of Incorporation)

000-22012	41-1622691
(Commission File Number)	(I.R.S. Employer Identification Number)

4200 Dahlberg Drive, Suite 100 Golden Valley, MN 55422-4837

(Address of Principal Executive Offices)  (Zip Code)

(612) 520-8500

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17 CFR 240.13e-4(c))

Section 8.               Other Events

Item 8.01

On August 15, 2006, the Company announced that its Board of Directors has authorized a 500,000 share repurchase in addition to the approximately 500 shares remaining under an existing Board authorization.  The new authorization is equal to approximately 9 percent of Winmark’s shares outstanding as of August 7, 2006.  Since 1995, Winmark has repurchased 3.5 million shares at an average price of $13.73 per share.

Section 9.               Financial Statements and Exhibits.

Item 9.01                Financial Statements and Exhibits

(d)                                 Exhibits

99.1                           Press Release dated August 15, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WINMARK CORPORATION

Dated: August 18, 2006
	By:	/s/ Catherine P. Heaven
Catherine P. Heaven
General Counsel

EXHIBIT INDEX

to

Form 8-K

Winmark Corporation

Exhibit Number	Exhibit Description

99.1	Press Release dated August 15, 2006

Exhibit 99.1

Contact:	John L. Morgan
763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION’S BOARD
AUTHORIZES 500,000 SHARE REPURCHASE

Minneapolis, MN (August 15, 2006) - Winmark Corporation (Nasdaq: WINA) announced today that its Board of Directors has authorized a 500,000 share repurchase in addition to the approximately 500 shares remaining under an existing Board authorization. The new authorization is equal to approximately 9 percent of Winmark’s shares outstanding as of August 7, 2006.  Since 1995, Winmark has repurchased 3.5 million shares at an average price of $13.73 per share.

Winmark Corporation provides financial services and develops franchises for retail stores that buy, sell, trade and consign used and new merchandise.  At July 1, 2006, there were 819 franchises in operation under the Company’s brands and an additional 44 franchises awarded but not open.  Of the franchises in operation, there were 394 Play It Again Sports®, 208 Once Upon A Child®, 171 Plato’s Closet®, 41 Music Go Round® and 5 Wirth Business Credit® franchises.  In addition, at July 1, 2006, the Company had an equipment leasing portfolio equal to $13.3 million.